EXHIBIT 99.1

Contact:	Lily Outerbridge Investor Relations (441) 298-0760

PLATINUM UNDERWRITERS HOLDINGS, LTD.
COMMENTS ON RECENT NATURAL CATASTROPHE EVENTS

HAMILTON, BERMUDA, March 22, 2011 – Platinum Underwriters Holdings, Ltd. (NYSE: PTP) announced today its preliminary loss estimates for the 2011 Australian floods and Cyclone Yasi and the 2011 New Zealand earthquake. The Company also reaffirmed its confidence in the adequacy of its loss reserves for 2010 natural catastrophe events and commented on the recent earthquake and tsunami in Japan.

The Company currently expects the 2011 Australian floods and Cyclone Yasi and the 2011 New Zealand earthquake will have a net negative impact of approximately $25 million and $135 million, respectively, on the Company’s first quarter 2011 results. The net negative impact of these events includes estimates of losses and loss adjustment expenses, net of reinstatement premiums, taxes, retrocessional coverage and the expected impact of foreign exchange rates. The Company’s preliminary estimates are based on currently available industry loss estimates, market share analysis, the Company’s portfolio modeling and a review of the Company’s in-force contracts, as well as claims information and analysis received from certain brokers and clients.

The Company currently believes the reserves it carries for natural catastrophe events that occurred in the year ended December 31, 2010, including the earthquakes in Chile and New Zealand, are adequate.

The Company provides reinsurance coverage for earthquake and tsunami risk in Japan and is currently assessing its exposures to the Tohoku earthquake that struck the northeastern coast of Japan less than two weeks ago. The Company believes providing an estimate of the net negative impact on the Company’s results from the Tohoku earthquake would be premature at this time given its magnitude and recent occurrence. However, the Company’s modeling of its property and marine portfolio indicates that the Company’s share of industry losses from the Tohoku earthquake will be between approximately 0.25% and 0.40% of total industry losses.

The Company’s assessment of its exposure to these events is ongoing. The actual net negative impact of these events on the Company’s results may differ materially from the Company’s estimates due to the inherent uncertainties of making such estimates, including the preliminary nature of available information, potential inaccuracies and inadequacies in data provided by clients and brokers and the use of portfolio models in the estimation process.

Michael D. Price, President and Chief Executive Officer of Platinum, commented, “Despite the recent increased frequency of major natural catastrophes, we believe Platinum remains well capitalized and we continue participating selectively in the reinsurance marketplace. The recent disasters demonstrate the inherent volatility of business exposed to property catastrophes. Nevertheless, we believe that writing such business, when adequately priced, is an important element of our strategy for delivering attractive long term returns to shareholders.”

Mr. Price added, “We believe the Tohoku earthquake is an activation event under our contract with Topiary Capital Limited and that we now benefit from up to $200 million of collateralized retrocessional protection for certain catastrophe events that may occur prior to August 2011.”

Mr. Price further added, “Our sympathies are with those adversely affected by these natural catastrophe events.”

About Platinum
Platinum Underwriters Holdings, Ltd. is a leading provider of property, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele on a worldwide basis.  Platinum operates through its principal subsidiaries in Bermuda and the United States.  For further information, please visit Platinum’s website at www.platinumre.com.

Safe Harbor Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our current plans or expectations that are inherently subject to significant business, economic and competitive uncertainties and contingencies. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements. The inclusion of forward-looking statements in this press release should not be considered as a representation by us or any other person that our current plans or expectations will be achieved. Numerous factors could cause our actual results to differ materially from those in forward-looking statements, including, but not limited to, severe catastrophic events over which we have no control, the effectiveness of our loss limitation methods and pricing models, the adequacy of our liability for unpaid losses and loss adjustment expenses, our ability to maintain our A.M. Best Company, Inc. and Standard & Poor’s ratings, our ability to raise capital on acceptable terms if necessary, the cyclicality of the property and casualty reinsurance business, the highly competitive nature of the property and casualty reinsurance industry, our ability to maintain our business relationships with reinsurance brokers, the availability of retrocessional reinsurance on acceptable terms, market volatility and interest rate and currency exchange rate fluctuation, tax, regulatory or legal restrictions or limitations applicable to us or the property and casualty reinsurance business generally, general political and economic conditions, including the effects of civil unrest, acts of terrorism, war or a prolonged United States or global economic downturn or recession; and changes in our plans, strategies, objectives, expectations or intentions, which may happen at any time at our discretion. As a consequence, our future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of us. The foregoing factors should not be construed as exhaustive. Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.

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